Exhibit 99.01

Glu Mobile Inc.

2014 Executive Bonus Plan

(Approved by the Compensation Committee on December 12, 2013)

Effective Date:	December 12, 2013 for the 2014 fiscal year of Glu Mobile Inc. (the “Company”).

Eligibility:

1.      The following executive officers of the Company (the “Executive Officers”) are   eligible to participate:

•      Niccolo de Masi, the Company’s President and Chief Executive Officer;

•      Eric Ludwig, the Company’s Executive Vice President and Chief Financial Officer;

•      Chris Akhavan, the Company’s President of Publishing; and

•      Matthew Ricchetti, the Company’s President of Studios.

2.      The Executive Officer must be employed by the Company on the date bonuses are paid to be   eligible to receive a bonus.

Bonus Level:	Target bonus levels are a fixed percentage of the Executive Officer’s annual base salary as of December 31, 2014. The exact percentage is specified in the Executive Officer’s employment offer letter, or as subsequently modified by the Compensation Committee of the Board of Directors (the “Committee”). However, if an Executive Officer’s bonus level percentage is changed on or after July 1, 2014, then a weighted average calculation based on the date of the change will be utilized to calculate the Executive Officer’s bonus level percentage.

Frequency:	Awarded 100% on an annual basis.

Bonus Components:

For each of the Executive Officers other than Matthew Ricchetti, the total bonus is composed of the following two parts.

•      50% of the bonus is awarded based on the Company achieving the 2014 Annual Non-GAAP Revenues goal; and

•      50% of the bonus is awarded based on the Company achieving the 2014 Annual Adjusted EBITDA goal.

For Mr. Ricchetti, the total bonus is composed of the following two parts.

•      70% of the bonus is awarded based on the Company achieving the 2014 Annual Non-GAAP Revenues goal from the Company studios under Mr. Ricchetti’s supervision; and

•      30% of the bonus is awarded based on the Company achieving the 2014 Studio Operating Profitability goal.

The two goals for each of the Executive Officers will be evaluated independently of each other. No bonuses will be paid with respect to a goal unless the Company achieves such goal at a specified minimum threshold (the “Minimum Threshold”). To the extent that the Company achieves the 2014 Annual Non-GAAP Revenues goal at a level equal to the Minimum Threshold, then each Executive Officer will receive a bonus that equals 50% of his target bonus amount for such goal. In addition, if the Company achieves the 2014 Annual EBITDA goal or the 2014 Studio Operating Profitability goal, as applicable, at a level equal to the Minimum Threshold, then each Executive Officer will receive a bonus that equals 10% of his target bonus amount for such goal. Accordingly, if the Company were to achieve both of his goals at a level equal to the Minimum Threshold, then each Executive Officer will receive a bonus that equals 60% of his target bonus.

There are additive compensation components that provide for additional payouts on a straight-line basis if the Company exceeds the Minimum Threshold for either goal, with each Executive Officer eligible to receive a bonus of up to 100% of his target bonus for each of the two goals. However, in no event may any of the Executive Officers receive a bonus that exceeds 200% of his target bonus, regardless of the extent to which the Company exceeds the Minimum Threshold for either goal. In addition, because each goal is evaluated independently of each other, overachievement on one goal cannot compensate for underachievement on the other goal.

Payment Timing:	All bonus payments made under the Bonus Plan shall be made no later than March 15, 2015.

Amendments:	The Committee retains the authority to withdraw, amend, add to or terminate this Bonus Plan, or any portion of it, at any time in its sole discretion.

Employment Relationship:	Employment with the Company is at-will and participation in this Bonus Plan in no way constitutes an employment contract conferring either a right or obligation of continued employment.

Governing Law:	The Bonus Plan will be governed by and construed in accordance with the laws of the State of California.